UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2016

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

As previously reported, Symantec Corporation (the “Company” or “Symantec”) entered into an investment agreement (the “Investment Agreement”) with Bain Capital Fund XI, L.P. and Bain Capital Europe Fund IV, L.P. (collectively, “Bain”) and Silver Lake Partners IV Cayman (AIV II), L.P. (“Silver Lake”, and together with Bain and their respective designated affiliates, the “Purchasers”), relating to the issuance to the Purchasers of $1.25 billion aggregate principal amount of 2.0% convertible unsecured notes due 2021 (the “Notes”). The sale of the Notes pursuant to the Investment Agreement was completed on August 1, 2016 (the “Investment Agreement Closing”). In connection with the Investment Agreement Closing, the Company and Wells Fargo Bank, National Association (the “Trustee”) entered into an indenture dated as of August 1, 2016 (the “Indenture”) pursuant to which the Notes were issued to affiliates of the Purchasers.

The Notes bear interest at a rate of 2.00% per annum, payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning on February 15, 2017. The Notes will mature on August 15, 2021 (the “Maturity Date”) subject to earlier conversion.

The Notes are convertible into cash, shares of Common Stock or a combination of cash and Common Stock, at the Company’s option, at any time prior to the close of business on the scheduled trading day immediately preceding the Maturity Date, at an initial conversion rate of 48.9860 per $1,000 principal amount of the Notes (which represents an initial conversion price of $20.414 per share), in each case subject to certain adjustments determined in the manner set forth in the Indenture. Holders of Notes that are converted in connection with a Make-Whole Fundamental Change, as defined in the Indenture, are, under certain circumstances, entitled to an increase in the conversion rate for such Notes based on the effective date of such event and the applicable price attributable to the event as set forth in a table contained in the Indenture. The definition of Make-Whole Fundamental Change includes a sale of substantially all the Company’s assets, a change of the control of the Company by way of a tender offer, merger or similar event, and the adoption of a plan relating to the Company’s liquidation or dissolution.

With certain exceptions, upon a change of control of the Company, the holders of the Notes may require that the Company repurchase all or part of the principal amount of the Notes at a purchase price equal to the principal amount plus accrued and unpaid interest.

The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all senior unsecured indebtedness of the Company, and will rank senior in right of payment to any indebtedness that is contractually subordinated to the Notes.

The Indenture includes customary events of default. If an event of default, as defined in the Indenture, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may, subject to certain exceptions provided in the Indenture, declare 100% of the principal of, and accrued and unpaid interest through the date of such declaration on, all the Notes to be immediately due and payable in full. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes and any unpaid interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

The foregoing description of the Indenture and the Notes is qualified in its entirety by reference to the Indenture and the form of Note, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending July 1, 2016.

Term Loan Agreement

On August 1, 2016 (the “Closing Date”), Symantec entered into a Term Loan Agreement, by and among the Company, the administrative agent and the financial institutions party thereto as lenders, that provides for a 3-year term loan facility in an aggregate principal amount of $200 million (the “Term A-3 Facility”) and a 5-year term loan facility in an aggregate principal amount not to exceed $1.8 billion (the “Term A-5 Facility,” and collectively with the Term A-3 Facility, the “Term Loan Agreement”). At the closing, the Company borrowed the full amounts available under the Term A-3 Facility and the Term A-5 Facility to be used to, among other things, fund the cash consideration for the acquisition of Blue Coat, Inc. and pay transaction-related expenses. The borrowing of the loans under the Term Loan Agreement on the Closing Date shall be subject to limited conditionality customary in acquisition financings.

The loans under the Term Loan Agreement bear interest, at the Company’s option, at either a rate equal to (x) the bank’s base rate plus a margin based on the debt rating of the Company’s non-credit-enhanced, senior unsecured long-term debt (the “Alternate Base Rate”), or (y) LIBOR plus a margin based on the debt rating of the Company’s non-credit-enhanced, senior unsecured long-term debt (the “Adjusted LIBO Rate”). Under the Term Loan Agreement, the Company may select an interest period of one, two, three or six months for each loan if the Adjusted LIBO Rate is chosen (or, with the consent of each Lender, a shorter period or twelve months).

Payments of the principal amounts of loans under the Term A-3 Facility are due no later than August 1, 2019 (the “Term A-3 Maturity Date”) and loans under the Term A-5 Facility are due no later than August 1, 2021 (the “Term A-5 Maturity Date”), in each case subject to extension as provided for in the Term Loan Agreement. The Company may prepay loans under the Term Loan Agreement at any time at its option, without penalty, subject to reimbursement of certain costs in the case of borrowings that bear interest at the Adjusted LIBO Rate. Amounts borrowed under the Term Loan Agreement may not be reborrowed once repaid.

The Term Loan Agreement contains customary representations and warranties, affirmative and negative covenants, including a covenant that the Company maintain a ratio of consolidated funded debt to consolidated EBITDA that is less than a stated maximum of 5.50:1.00 as of the Closing Date, decreasing to 4.75:1.00 24 months after the Closing Date. In addition, the Term Loan Agreement contains customary events of default (subject in certain instances to the Company’s right to cure) under which the Company’s payment obligations may be accelerated and the interest rate applicable to any borrowings under the Term Loan Agreement will increase by 200 basis points, including, among others, non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of certain covenants, payment and acceleration cross defaults with certain other indebtedness, certain undischarged judgments, bankruptcy, insolvency or inability to pay debts, the occurrence of certain ERISA events, and the Company experiencing a change of control described in the Term Loan Agreement.

The Company’s obligations under the Term Loan Agreement are guaranteed by certain of the Company’s U.S. subsidiaries pursuant to a Guaranty attached to the Term Loan Agreement. In addition, at the Company’s option, the loans under the Term Loan Agreement may be assumed by a foreign subsidiary designated by the Company in accordance with the Term Loan Agreement (the “Successor Borrower”). Upon such assumption, the Company will guarantee the Successor Borrower’s obligations under the Term Loan Agreement by becoming a party to the Guaranty and certain foreign subsidiaries of the Successor Borrower will provide subsidiary guarantees to the Successor Borrower’s obligations under the Term Loan Agreement.

In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Term Loan Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the Term Loan Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending July 1, 2016.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 1, 2016, the Company completed the previously-announced acquisition of Blue Coat, Inc. (“Blue Coat”) a Delaware corporation (the “Merger Closing”), pursuant to the terms of that certain Agreement and Plan of Merger (“Merger Agreement”) dated as of June 12, 2016, by and between the Company, S-B0616 Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Blue Coat. Under the terms of the Merger Agreement, the Company acquired all of the outstanding capital stock of Blue Coat for an aggregate purchase price of $4.65 billion. The net consideration consisted of $3.01 billion in cash and the Company’s assumption of certain liabilities of Blue Coat.

The Company funded the cash consideration and the payment of transaction-related expenses through the proceeds from debt financings, including (1) proceeds drawn under the Amended and Restated Credit Agreement (as defined below), (2) proceeds drawn under the Term Loan Agreement and (3) proceeds from the issuance of the Notes.

The foregoing description of the merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 14, 2016, incorporated herein by reference.

As previously disclosed, the Company entered into an amendment agreement, dated July 18, 2016, by and among the Company, the guarantor, the administrative agent and the financial institutions party thereto as lenders, pursuant to which the company’s existing Credit Agreement was to be amended and restated, which amended and restated credit agreement (the “Amended and Restated Credit Agreement”) became operative upon the Merger Closing. Additional information regarding the amendment agreement and the Amended and Restated Credit Agreement are disclosed under Item 1.01 of the Company’s Current Form 8-K filed with the SEC on July 20, 2016 and such information is incorporated herein by reference. The description of the amendment agreement and the Amended and Restated Credit Agreement are qualified in their entirety by reference to the full text of the amendment agreement and the Amended and Restated Credit Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

Appointment of Executive Officers

Consistent with prior disclosures, on August 1, 2016, Gregory Clark became the Company’s Chief Executive Officer and member of the Board and Michael A. Brown ceased serving as the Chief Executive Officer and member of the Board of the Company. In addition, Michael Fey became the Company’s President and Chief Operating Officer. For a description of Mr. Clark’s employment arrangement, please refer to Item 5.02 of the Company’s Current Form 8-K filed with the SEC on June 14, 2016 (under the caption “Mr. Clark’s Employment Agreement”), the content of which is incorporated by reference herein. For description of Mr. Fey’s offer letter please refer to Item 5.02 of the Company’s Current Form 8-K filed with the SEC on July 11, 2016 (under the caption “Mr. Fey’s Offer Letter”), the content of which is incorporated by reference herein.

In addition to the employment arrangements previously disclosed, prior to the Merger Closing, Blue Coat granted Mr. Clark a combination of restricted stock units (“RSUs”) and performance-based restricted stock units (“PRUs”) equal to $8,767,000 in value on the date of grant (the “Clark Equity Award”) and granted Mr. Fey a combination of RSUs and PRUs equal to $5,901,000 in value on the date of grant (the “Fey Equity Award”). Upon the Merger Closing, the Clark Equity Awards and the Fey Equity Awards were converted into Company RSUs and PRUs based on the equity exchange ratio in the Merger Agreement. The Clark Equity Awards are subject to the same vesting and acceleration provisions as the 2017 equity awards previously described in the Item 5.02 of the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2016. The Fey Equity Awards are subject to the same vesting and acceleration provisions as the equity awards previously described in the Item 5.02 of the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2016.

In addition Mr. Fey amended his reinvestment agreement to exclude certain of his vested options to purchase Blue Coat’s common stock having an aggregate spread value of approximately $1.5 million from the transfer and re-vesting requirements in the reinvestment agreement.

Appointment of Director

Consistent with prior disclosures, on August 1, 2016, David Humphrey, a managing director of Bain, was appointed to the Board as an independent director. For description of Mr. Humphrey appointment arrangement, please refer to Item 5.02 the Company’s Current Form 8-K filed with the SEC on June 14, 2016 (under the caption “Appointment of Director”), the content of which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)

The audited consolidated financial statements and unaudited interim condensed consolidated financial statements required to be filed under Item 9.01(a) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)

The pro forma financial information required to be filed under Item 9.01(b) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: August 1, 2016	By:	/s/ SCOTT C. TAYLOR
Scott C. Taylor
Executive Vice President, General Counsel and Secretary